UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): September 3, 2007

Torbay Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-25417	52-2143186
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

2967 Michelson Dr Ste G444, Irvine, CA	92612
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (949) 200-7569

N/A
(Former Name and Address if Changed since the last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets

On September 3, 2007 in the Northern Italian cities of Trescore and Calcinate, ICC Italy, S.r.l., a subsidiary of the Company (“ICC Italy”), purchased certain assets including furniture, fixtures, and inventory of two stores. No real estate leases, employment or vendor contracts or other obligations were assumed as part of the asset purchases. The assets were purchased from a partnership for approximately $200,000 in cash.

On September 17, 2007, in the Northern Italian city of Ravenna, ICC Italy purchased certain assets including the furniture, fixtures, and inventory of a phone center. No real estate leases, employment or vendor contracts or other obligations were assumed as part of the asset purchases. The assets were purchased from an individual for approximately $310,000 in cash.

On September 24, 2007, in the Northern Italian city of Ravenna, ICC Italy purchased certain assets, including the furniture, fixtures, and inventory of a mobile phone center. No real estate leases, employment or vendor contracts or other obligations were assumed as part of the asset purchases. The assets were purchased from an individual for approximately $350,000 in cash.

To the best of the Company’s knowledge, none of the three sellers are related. None of the sellers are affiliates, officers, or directors or an associate of an officer or director of the Company.

All the asset purchases were in furtherance of the Company’s strategy of developing a network of stores in which the Company could provide telecommunications, entertainment, alimentary, financial, and certain other products and services to ethnic emigrant worker communities in Italy.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TORBAY HOLDINGS, INC.

Date: October 15, 2007	By:	/s/ Richard K. Lauer
Name: Richard K. Lauer
Title: Chief Executive Officer